EXHIBIT 99.1

HOMETOWN AUTO RETAILERS ANNOUNCES SETTLEMENT OF LITIGATION MATTERS

WATERTOWN, CONN. - DECEMBER 7, 2004 - Hometown Auto Retailers, Inc. (OTC BB:
HCAR) today announced that it has resolved in principle to settle the litigation matters described in Footnote 9 in the Notes to Unaudited Consolidated Financial Statements as contained in Hometown's most recent Form 10-Q as filed with the Securities and Exchange Commission on November 12, 2004. It has reached an agreement in principle to settle all claims made by Salvatore A. Vergopia and Edward A. Vergopia, former directors and executive officers of the Corporation, and Janet Vergopia, the wife of Salvatore A. Vergopia (the "Vergopias") as well as its related insurance coverage litigation with Universal Underwriters Group and The Chubb Group of Insurance Companies at a net cost to Hometown of $600,000 after insurance company payments. The settlement with the Vergopias and the insurers is subject to the execution of a settlement agreement which will include but not be limited to the execution of mutual releases, the transfer to the Vergopias of certain Westwood Lincoln Mercury Sales, Inc. assets, the transfer to the Vergopias of the Westwood Lincoln Mercury franchise subject to manufacturer approval, the termination of Hometown's Westwood, New Jersey lease, and the receipt by Hometown of all of Hometown's shares owned by the Vergopias. Hometown has also successfully defended the claim made for indemnification by Hometown's former counsel and assistant secretary as the Court has held that Hometown has no obligation to indemnify its former counsel.

In a separate matter, Hometown has also fully resolved the litigation concerning the lease for property in Morristown, New Jersey formerly used by Hometown's subsidiary Morristown Auto Sales, Inc., including all claims among the landlord, Morristown and Crestmont M.M., L.P., the assignee of the lease agreement. The cost to Hometown is $150,000 with $75,000 payable immediately and the balance payable in six equal monthly installments commencing January 1, 2005.

The settlement of the claims as previously described will, in the aggregate, have minimal effect upon Hometown's results of operations due to reserves previously established for these contingencies by Hometown on its financial statements.

                                 ABOUT HOMETOWN

Hometown Auto Retailers (www.htauto.com) sells new and used cars and light trucks, provides maintenance and repair services, sells replacement parts and provides related financing, insurance and service contracts through nine franchised dealerships located in New Jersey, New York, Connecticut, Massachusetts and Vermont. The company's dealerships offer nine American and Asian automotive brands, including Chevrolet, Chrysler, Dodge, Ford, Jeep, Lincoln, Mazda, Mercury, and Toyota. Hometown is also active in two "niche" segments of the automotive market: the sale of Lincoln Town Cars and limousines to livery car and livery fleet operators and the maintenance and repair of cars and trucks at a Ford and Lincoln Mercury factory authorized free-standing service center.

This release contains "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. The company's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.